Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Janine Warell, SPSS
312-261-6535
jwarell@spss.com
SPSS Reports 2009 Second Quarter, First Half Results
CHICAGO, IL (USA), August 4, 2009 — SPSS Inc. (Nasdaq: SPSS), a global provider of Predictive Analytics software and solutions, today announced results for the quarter and six months ended June 30, 2009.
The Company reported 2009 second quarter revenues of $69.7 million, down 8 percent from $75.7 million in the 2008 second quarter. Excluding the unfavorable effects of currency exchange rates, total revenues were flat compared to 2008 second quarter revenues. License revenues were $30.3 million, down 13 percent from $34.8 million in the 2008 second quarter. Excluding the unfavorable effects of currency exchange rates, license revenues were down 6 percent year over year. Maintenance revenues for the 2009 second quarter were $33.6 million, up 1 percent from $33.2 million in the 2008 second quarter. Excluding the unfavorable effects of currency exchange rates, maintenance revenues were up 10 percent year over year. The overall increase in maintenance revenues was driven by continued strong demand for the Company’s maintenance support and product upgrades.
Operating income for the 2009 second quarter was $11.3 million, or 16 percent of revenues, compared to $10.9 million, or 14 percent of revenues, in the 2008 second quarter. The 2009 second quarter operating income and operating margins were the highest second quarter operating income and operating margin in the Company’s history. This achievement in operations reflects the benefits of cost initiatives and expense controls initiated late in 2008 and was accomplished despite a significant negative impact from foreign currency exchange rates, planned increases in marketing programs and higher professional fees. The 2009 second quarter G&A expenses included one-time transaction costs of $1.2 million primarily related to the previously announced pending merger transaction with IBM.
For the 2009 second quarter, Other Income/Expense was a net expense of $2.6 million, which was $2.0 million net higher than the same period in 2008. This change reflects significantly lower interest income due to less favorable investment opportunities and less favorable foreign exchange rates. As a result of the required January 1, 2009, adoption of FASB Staff Position on No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (FSP No. APB 14-1), the Company recognized $1.4 million non-cash interest expense in the 2009 second quarter and also adjusted the 2008 second quarter results to reflect the retrospective application of FSP No. APB 14-1 by, increasing interest expense $1.3 million for that period.
Net income for the 2009 second quarter was $6.2 million, down 12 percent from $7.0 million in the 2008 second quarter. Diluted earnings per share (EPS) for the 2009 second quarter was $0.32, down 14 percent from EPS of $0.37 in the 2008 second quarter. EPS includes non-cash expense for FSP No. APB 14-1 of $0.04 in both the 2009 and 2008 second quarters. Expenses for share-based compensation were $0.08 per share in both the 2009 and the 2008 second quarter periods. The effective income tax rate for the 2009 and 2008 quarters was 29 percent and 32 percent, respectively.
“Even in more stable economic times, our second quarter is generally our softest quarter. In this continued unpredictable market, we faced an even greater challenge,” said Jack Noonan, SPSS chairman, president and CEO. “We were optimistic heading into the quarter with a very full pipeline that proved more challenging to convert in a short sales cycle when general global confidence in an improving economy slipped late in the quarter.”
Noonan continued, “Mid- and low-priced transactions of our statistical products continue to account for the majority of our license revenue and, as expected, we had a lower number of larger sales of combined products, particularly in Europe, which weakened our second quarter results. Geographically, we saw a slight decline in license revenue in the U.S. and greater weakness in Europe, offset by higher sales in Asia Pacific, with significant gains in Japan.”
Noonan added, “Importantly, we made a number of strategic marketing investments — particularly focused on new customer development — in the second quarter and first half of the year that we believe will leave us well positioned to increase sales and market share when the economy begins to recover.“
Revenues for the six months ended June 30, 2009, totaled $141.8 million, down 8 percent from $153.9 million for the same period in 2008. Excluding the effects of unfavorable currency exchange rates, total revenues were flat compared to the first six months of 2008. License revenues were $64.1 million, down 13 percent from $73.2 million in the same period last year. Excluding the effects of unfavorable currency exchange rates, license revenues were down 7 percent compared to the same 2008 six-month period. Operating income was $28.5 million, or 20 percent of revenues compared to $24.8 million, or 16 percent of revenues, in the 2008 six-month period.
Net income for the six months ended June 30, 2009 was $15.5 million, down 3 percent from $16.1 million in the 2008 period. In the six month period ended June 30, 2009, the Company recognized $2.7 million non-cash interest expense and adjusted the 2008 six month results to reflect the retrospective application of FSP No. APB 14-1, thereby increasing interest expense by $2.6 million for the period.
EPS for the 2009 six month period was $0.80, a 5 percent decline from $0.84 EPS in the 2008 six-month period. EPS includes non-cash expense of FSP No. APB 14-1 of $0.09 and $0.08 in the 2009 and 2008 six-month periods, respectively.
Charges for share-based compensation were $0.15 per share in both the first six months of 2009 and 2008. The effective income tax rate in the 2009 six-month period was 33 percent, compared to 36 percent in the same period last year.
At June 30, 2009, cash and cash equivalents totaled $337.9 million, compared with $311.5 million at March 31, 2009 and $306.0 at June 30, 2008. The Company generated $16.8 million in cash from operations in the 2009 second quarter, up from $14.6 million in the same quarter last year. Cash provided by operating activities in the first six months of 2009 was $32.7 million compared to $28.8 million in the 2008 same period.

Pending Merger Transaction with IBM
On July 28, 2009, the Company announced it entered into a definitive Agreement and Plan of Merger with International Business Machines Corporation (IBM). Pursuant to the terms of the merger agreement, subject to the conditions thereof, stockholders of the Company will be entitled to receive $50.00 in cash for each share of the Company’s common stock. The Board of Directors of the Company have unanimously approved the merger. The transaction is subject to Company stockholder approval, applicable regulatory clearances and other customary closing conditions. The Company has filed a Current Report on Form 8K with the Securities and Exchange Commission, which includes further details of the transaction and a copy of the Agreement and Plan of Merger.
Outlook and Guidance
“While we are not satisfied with the 2009 second quarter results, the Company remains in a financially solid position. Sales performance during the quarter reflected both the more challenging than expected economic environment and a lower level of execution. However, increased spending in marketing programs and continued focus on cost management programs have positioned the Company for future success — operationally and financially,” said Raymond Panza, SPSS executive vice president and CFO.
Panza added, “In view of the announced pending merger transaction with IBM, the Company is not providing guidance for the 2009 third quarter or balance of the year.”
About SPSS Inc.
SPSS Inc. is a leading global provider of Predictive Analytics software and solutions. The Company’s complete portfolio of Predictive Analytics Software (PASW) products — data collection, statistics, modeling and deployment — captures people’s attitudes and opinions, predicts outcomes of future customer interactions, and then acts on these insights by embedding analytics into business processes. SPSS Solutions address interconnected business objectives across an entire organization by focusing on the convergence of analytics, IT architecture and business process. Commercial, government and academic customers worldwide rely on SPSS technology as a competitive advantage in attracting, retaining and growing customers, while reducing fraud and mitigating risk. Founded in 1968, SPSS is headquartered in Chicago, Illinois. For more information, please visit www.spss.com.
Safe Harbor Statement
In addition to historical information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the Company’s expectations, beliefs, intentions or future strategies that are signified by the words “expects,” “anticipates,” “intends,” “believes,” “estimates” or similar language. All forward-looking statements included in this document are based on information available to the Company on the date hereof. The Company cautions investors that its business and financial performance and the matters described in these forward-looking statements are subject to substantial risks and uncertainties. Because of these risks and uncertainties, some of which may not be currently ascertainable and many of which are beyond the Company’s control, actual results could differ materially from those expressed in or implied by the forward-looking statements. The potential risks and uncertainties that could cause results to differ materially include, but are not limited to: the Company’s ability to predict revenue, the Company’s ability to respond to rapid technological changes, a potential loss of relationships with third parties from whom the Company licenses certain software, fluctuations in currency exchange rates, the impact of new accounting pronouncements, increased competition and risks associated with product performance and market acceptance of new products. A detailed discussion of other risk factors that affect the Company’s business is contained in the Company’s Annual Reports on Form 10-K, particularly under the heading “Risk Factors.” The Company does not intend to update these forward-looking statements to reflect actual future events.

SPSS Inc. and Subsidiaries
Consolidated Statements of Income
(unaudited)

	For the Three Months Ended June 30,
			Percent	% of Net Revenues
	2009	2008	Change	2009	2008
	(in thousands, except per share amounts)
Net revenues:
License	$30,296	$34,823	-13%	43%	46%
Maintenance	33,561	33,184	1%	48%	44%
Services	5,888	7,694	-23%	9%	10%

Net revenues	69,745	75,701	-8%	100%	100%

Operating expenses:
Cost of license and maintenance revenues	4,753	5,221	-9%	7%	7%
Sales, marketing and services	33,223	38,767	-14%	48%	51%
Research and development	9,686	11,305	-14%	14%	15%
General and administrative	10,772	9,495	13%	15%	13%

Operating expenses	58,434	64,788	-10%	84%	86%

Operating income	11,311	10,913	4%	16%	14%

Other income (expense):
Interest expense (See Note)	(2,504)	(2,479)	1%	-4%	-3%
Interest income	681	2,339	-71%	1%	3%
Other	(816)	(468)	74%	-1%	0%

Other income (expense)	(2,639)	(608)	334%	-4%	0%

Income before income taxes	8,672	10,305	-16%	12%	14%
Income tax expense	2,492	3,279	-24%	3%	5%

Net income	$6,180	$7,026	-12%	9%	9%

Basic net income per share	$0.34	$0.39	-13%

Diluted net income per share	$0.32	$0.37	-14%

Shares used in computing basic net income per share	18,327	17,936	2%

Shares used in computing diluted net income per share	19,568	19,072	3%

SPSS Inc. and Subsidiaries
Consolidated Statements of Income
(unaudited)

	For the Six Months Ended June 30,
			Percent	% of Net Revenues
	2009	2008	Change	2009	2008
	(in thousands, except per share amounts)
Net revenues:
License	$64,066	$73,240	-13%	45%	48%
Maintenance	66,056	65,331	1%	47%	42%
Services	11,704	15,371	-24%	8%	10%

Net revenues	141,826	153,942	-8%	100%	100%

Operating expenses:
Cost of license and maintenance revenues	9,365	10,520	-11%	7%	7%
Sales, marketing and services	64,360	77,927	-17%	45%	51%
Research and development	20,663	22,686	-9%	15%	15%
General and administrative	18,903	18,031	5%	13%	11%

Operating expenses	113,291	129,164	-12%	80%	84%

Operating income	28,535	24,778	15%	20%	16%

Other income (expense):
Interest expense (See Note)	(5,027)	(4,919)	2%	-4%	-3%
Interest income	1,498	5,316	-72%	1%	3%
Gain on convertible debt retirement	356	—	NM	0%	0%
Other	(2,056)	(168)	NM	-1%	0%

Other income	(5,229)	229	NM	-4%	0%

Income before income taxes	23,306	25,007	-7%	16%	16%
Income tax expense	7,761	8,943	-13%	5%	6%

Net income	$15,545	$16,064	-3%	11%	10%

Basic net income per share	$0.85	$0.90	-6%

Diluted net income per share	$0.80	$0.84	-5%

Shares used in computing basic net income per share	18,280	17,926	2%

Shares used in computing diluted net income per share	19,486	19,154	2%

SPSS Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(unaudited)

	June 30,	December 31,
	2009	2008
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$337,882	$305,917
Accounts receivable, net	39,870	43,172
Inventories, net	651	433
Deferred income taxes	3,945	4,142
Prepaid income taxes	9,032	5,738
Other current assets	5,459	4,693

Total current assets	396,839	364,095

Net property, equipment and leasehold improvements, net	13,892	14,323
Capitalized software development costs, net	39,069	37,470
Goodwill	41,886	41,845
Intangibles, net	1,898	2,091
Noncurrent deferred income taxes	16,435	20,728
Other noncurrent assets	2,583	3,673

Total assets	$512,602	$484,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,729	$6,391
Income taxes and value added taxes payable	12,764	10,877
Deferred revenues	79,992	83,638
Other accrued liabilities	21,605	22,146

Total current liabilities	122,090	123,052

Long-term debt (See Note)	128,173	128,106
Noncurrent deferred income taxes	7,384	8,509
Other noncurrent liabilities	1,578	1,937

Stockholders’ equity:
Common Stock	184	182
Additional paid-in capital (See Note)	170,202	164,373
Accumulated other comprehensive loss	(6,817)	(16,197)
Retained earnings (See Note)	89,808	74,263

Total stockholders’ equity	253,377	222,621

Total liabilities and stockholders’ equity	$512,602	$484,225

Note— Implementation of FASB Staff Position No. APB 14-1
The Company adopted FASB Staff Position No. APB 14-1 (“FSP” or “FSP No. APB 14-1”), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” on January 1, 2009. The FSP requires retrospective application related to the Company’s convertible debt that was outstanding during the periods presented in the financial statements.
Consequently, adoption of FSP No. APB 14-1 resulted in the adjustment of the Company’s 2008 financial statements including decrease in fully diluted earnings per share by $0.04 per share. Adoption of FSP 14-1 also resulted in adjustments to the Company’s December 31, 2008 balance sheet including decrease to convertible debt of $21.9 million, increase to additional paid-in capital of $17.3 million, increase to deferred tax liability of $7.5 million, decrease to other assets of $2.8 million, and decrease of $5.7 million to retained earnings.

SPSS Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended
	June 30,
	2009	2008
	(in thousands)
Cash flows from operating activities:
Net income	$15,545	$16,064
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,256	9,509
Convertible debt amortization	3,081	2,939
Deferred income taxes	3,459	1,413
Excess tax benefit from share-based compensation	74	(1,241)
Amortization of share-based compensation	4,648	4,538
Gain on convertible debt retirement	(356)	—
Changes in assets and liabilities:
Accounts receivable	3,784	11,391
Inventories	(201)	(18)
Prepaid and other assets	(734)	(2,053)
Accounts payable	1,320	466
Accrued expenses	(511)	(6,288)
Income taxes	(1,372)	(3,085)
Deferred revenue	(5,510)	(1,504)
Other, net	186	(3,348)

Net cash provided by operating activities	32,669	28,783

Cash flows from investing activities:
Capital expenditures	(2,677)	(2,816)
Capitalized software development costs	(6,887)	(6,802)
Purchase of business intangibles		(1,245)

Net cash used in investing activities	(9,564)	(10,863)

Cash flows from financing activities:
Proceeds from stock option exercises and employee stock purchase plan	2,434	4,204
Tax benefit from stock option exercises	—	1,241
Retirement of convertible debt	(3,084)	—
Purchases of common stock	—	(27,870)

Net cash provided by financing activities	(650)	(22,425)

Effect of exchange rates on cash	9,510	3,571

Net change in cash and cash equivalents	31,965	(934)
Cash and cash equivalents at beginning of period	305,917	306,930

Cash and cash equivalents at end of period	$337,882	$305,996